GREIF, INC. AND SUBSIDIARY COMPANIES CONDENSED CONSOLIDATED BALANCE SHEETS UNAUDITED (in millions) October 31, 2022 October 31, 2021 ASSETS CURRENT ASSETS Cash and cash equivalents $ 147.1 $ 124.6 Trade accounts receivable 749.1 889.5 Inventories 403.3 499.2 Other current assets 199.9 190.3 150.8 1,499.4 1,489.8 1,664.1 LONG-TERM ASSETS Goodwill 1,464.5 1,515.4 Intangible assets 576.2 648.4 Operating lease assets 254.7 289.4 Other long-term assets 220.1 177.3 2,515.5 2,630.5 PROPERTIES, PLANTS AND EQUIPMENT 1,455.0 1,521.2 $ 5,469.9 $ 5,460.3 $ 5,815.8 LIABILITIES AND EQUITY CURRENT LIABILITIES Accounts payable $ 561.3 $ 704.5 Short-term borrowings 5.7 50.5 Current portion of long-term debt 71.1 120.3 Current portion of operating lease liabilities 48.9 54.0 Other current liabilities 360.9 384.8 1,047.9 1,314.1 LONG-TERM LIABILITIES Long-term debt 1,839.3 2,054.8 Operating lease liabilities 209.4 239.5 Other long-term liabilities 563.2 553.6 607.7 2,611.9 2,602.3 2,902.0 REDEEMABLE NONCONTROLLING INTERESTS 15.8 24.1 EQUITY Total Greif, Inc. equity 1,761.3 1,514.3 Noncontrolling interests 33.0 61.3 1,794.3 1,575.6 $ 5,469.9 $ 5,460.3 $ 5,815.8 Exhibit 99.3

Exhibit 99.3

GREIF, INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED

(in millions)	Three Months Ended October 31, 2022	Three Months Ended October 31, 2021	Twelve Months Ended October 31, 2022	Twelve Months Ended October 31, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:				
Net income	$ 102.6	109.9	$ 394.0	$ 413.2
Depreciation, depletion and amortization	51.2	58.2	216.6	234.4
Asset impairments	7.9	7.4	71.0	8.9
Pension settlement charges	—	0.1	—	9.1
Timberland gains, net	—	—	—	(95.7)
Deferred income tax expense (benefit)	18.5 ~~8.9~~	(5.6)	13.4 ~~3.8~~	(47.2)
Other non-cash adjustments to net income	14.1	(1.2)	25.4	35.1
Debt extinguishment charges	—	—	22.6	—
Operating working capital changes	90.1	(83.9)	(9.3)	(222.7)
Increase (decrease) in cash from changes in other assets and liabilities	2.2 ~~11.8~~	52.4	(76.2) ~~(66.6)~~	60.9
Net cash provided by operating activities	286.6	137.3	657.5	396.0
CASH FLOWS FROM INVESTING ACTIVITIES:				
Purchases of properties, plants and equipment	(64.1)	(46.5)	(176.3)	(140.7)
Purchases of and investments in timber properties	(2.1)	0.8	(6.7)	(6.6)
Proceeds on the sale of timberlands, net	—	—	—	145.1
Collections of receivables held in special purpose entities	—	—	—	50.9
Payments for issuance of loans receivable	—	—	—	(15.0)
Proceeds from the sale of properties, plants and equipment and businesses	3.3	6.4	159.5	18.9
Other	—	(0.1)	(4.7)	(5.8)
Net cash (used in) provided by investing activities	(62.9)	(39.4)	(28.2)	46.8
CASH FLOWS FROM FINANCING ACTIVITIES:				
Payments on long-term debt, net	(139.7)	(40.8)	(289.1)	(266.0)
Dividends paid to Greif, Inc. shareholders	(29.3)	(27.4)	(111.3)	(105.8)
Payments for liabilities held in special purpose entities	—	—	—	(43.3)
Payments for debt extinguishment and issuance costs	—	—	(20.8)	—
Payments for share repurchases	(11.1)		(71.1)	—
Forward contract for accelerated share repurchases	—		(15.0)	—
Other	(7.1)	(0.6)	(23.7)	(7.8)
Net cash used for financing activities	(187.2)	(68.8)	(531.0)	(422.9)
Reclassification of cash to assets held for sale	—	0.5	—	0.5
Effects of exchange rates on cash	(16.9)	(4.8)	(75.8)	(1.7)
Net increase in cash and cash equivalents	19.6	24.8	22.5	18.7
Cash and cash equivalents, beginning of period	127.5	99.8	124.6	105.9
Cash and cash equivalents, end of period	$ 147.1	$ 124.6	$ 147.1	$ 124.6